Exhibit 99.1

PRESS RELEASE

Silicon Labs Appoints Sherri Luther to Board of Directors

Lattice Semiconductor CFO Brings Global Financial and Operational Expertise to Board

AUSTIN, Texas – Jan. 3, 2022, Silicon Labs (NASDAQ: SLAB), a leader in secure, intelligent wireless technology today announced the appointment of Sherri Luther to the company’s board of directors. She brings more than 30 years of experience guiding global technology companies as they scale and accelerate growth to her Silicon Labs board position.

Ms. Luther currently serves as the Chief Financial Officer for Lattice Semiconductor (NASDAQ: LSCC), a global leader in low power FPGAs, and was recently named ‘CFO of the Year’ by the Portland Business Journal. She has driven the financial transformation of the company that has led to record profitability and a 10x increase in market capitalization.

“We are excited to welcome Sherri to the Silicon Labs board of directors,” said Matt Johnson, Silicon Labs CEO. “She is a well-respected industry leader known for her extensive experience in mergers and acquisitions and global supply chain optimization, and deep financial expertise. Her insight and experience will be invaluable to Silicon Labs with our 100 percent focus on the Internet of Things and accelerated growth.”

Before joining Lattice, Ms. Luther was Corporate Vice President of Finance at Coherent, Inc (NASDAQ: COHR), overseeing large scale acquisitions and providing strategic direction across 40 global sites. Prior to Coherent, she held a number of senior finance and accounting positions at companies including Quantum Corporation, Ultra Network Technologies, and Arthur Andersen. Ms. Luther is a Certified Public Accountant (CPA) and has an Executive MBA from Stanford University Graduate School of Business.

“I’m pleased to be joining the Silicon Labs Board of Directors at such an exciting time for the company and the industry,” said Ms. Luther. “I’m looking forward to working with Matt, his team, and my fellow board members to take advantage of the tremendous opportunities ahead.”

About Silicon Labs

Silicon Labs (NASDAQ: SLAB) is a leader in secure, intelligent wireless technology for a more connected world. Our integrated hardware and software platform, intuitive development tools, thriving ecosystem, and robust support make us an ideal long-term partner in building advanced industrial, commercial, home, and life applications. We make it easy for developers to solve complex wireless challenges throughout the product lifecycle and get to market quickly with innovative solutions that transform industries, grow economies, and improve lives. silabs.com

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For further information:

Media and Industry Analysts: pr@silabs.com; Investors and Financial Analysts: investor.relations@silabs.com